AGREEMENT


                  AGREEMENT, dated as of January 18, 2000, by and among Paul O. Koether ("Koether"), Thomas K. Van Herwarde ("Van Herwarde"), John W. Galuchie, Jr. ("Galuchie"), GolfRounds.com, Inc., a Delaware corporation ("GolfRounds" and, collectively with Koether, Van Herwarde and Galuchie, the "GolfRounds Parties"), each of the parties listed on Schedule A hereto (individually a "Buyer" and collectively the "Buyers"), and Graubard Mollen & Miller, a law firm having an office at 600 Third Avenue, New York, New York 10016 ("Escrow Agent").

                  WHEREAS, simultaneously with the execution of this Agreement, the Buyers are entering into a stock purchase agreement ("Stock Purchase Agreement") with certain Sellers named therein ("Sellers") pursuant to which the Sellers are selling to the Buyers an aggregate of 500,000 shares of common stock, par value $.01 per share ("Common Stock"), of GolfRounds; and

                  WHEREAS, it is a condition to the closing of the purchase and sale contemplated by the Stock Purchase Agreement ("Closing") that the parties hereto enter into this Agreement and take the actions contemplated hereby.

                  NOW THEREFORE, the parties hereto agree as follows:

                  1. Press Release. GolfRounds agrees that, promptly after the execution of this Agreement and the Stock Purchase Agreement, GolfRounds shall issue a press release in the form attached hereto as Exhibit A ("Press Release") through the Businesswire, and shall file a report on Form 8-K with the Securities and Exchange Commission ("SEC"), which report shall be in the form attached hereto as Exhibit B ("Form 8-K"). The Press Release shall be filed as an exhibit to the Form 8-K.

                  2. Board Consent. The GolfRounds Parties hereby represent and warrant that attached hereto as Exhibit C is a unanimous written consent of the Board of Directors of GolfRounds ("Consent"), executed by each director of the Company, that the Consent is in full force and effect and will not be modified, amended, supplemented or rescinded prior to the effectiveness of the Resignations (as hereinafter defined) and that it contains resolutions of the
Board:

                           (a)      Approving the purchase of the Purchased
Shares (as defined in the Stock Purchase Agreement) by the Buyers as contemplated by the Stock Purchase Agreement;

                           (b)      Appointing John F. McCarthy, III, Larry
Grossman and Robert H. Donehew (collectively, the "New Directors") to the Board, conditioned upon the Closing and effective on the tenth day following the date the 14(f) Statement (as hereinafter defined) has been mailed to the stockholders of GolfRounds;

                           (c)      Approving the issuance of the Press Release
and the filing of the Form 8-K with the SEC; and



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                           (d)      Approving the filing by GolfRounds with the
SEC of an information statement ("14(f) Statement") conforming to the requirements of Section 14(f) of the Securities Exchange Act of 1934 ("Exchange Act") and Rule 14f-1 thereunder.

                  3. Resignations. Simultaneously with the execution of this Agreement, Koether, Van Herwarde and Galuchie shall deposit with the Escrow Agent letters containing their irrevocable resignations from the Board of Directors of GolfRounds ("Resignations"), which Resignations shall be conditioned upon the Closing and effective on the tenth day following the date on which the 14(f) Statement is mailed to the stockholders of GolfRounds. At the Closing, the Escrow Agent shall release the Resignations to the Buyers. In the event the Closing does not occur on or before January 21, 2000, the Resignations shall be void and the Escrow Agent shall destroy them.

                  4. 14(f) Statement. GolfRounds shall file the 14(f) Statement with the SEC and cause its transfer agent to mail the 14(f) Statement to its stockholders simultaneously with the Closing. The 14(f) Statement shall be in a form satisfactory to GolfRounds and the Buyers and their respective counsel.

                  5. No Actions Outside the Ordinary Course. Each of the GolfRounds parties hereby covenants and agrees that from and after the date hereof he or it shall not take any actions with respect to GolfRounds outside the ordinary course of business of GolfRounds or that require the approval of GolfRounds' board of directors.

                  6. Bank Account Signatories. Prior to the Closing, the GolfRounds Parties shall take all necessary steps to cause their control over all bank accounts held by GolfRounds to be terminated, and control over such accounts to be transferred to Robert H. Donehew, in each case effective on the tenth day after the 14(f) Statement is mailed to GolfRounds' stockholders.

                  7. Books and Records. The GolfRounds Parties shall cause all of the books and records of GolfRounds to be delivered to the Escrow Agent within 10 days after the Closing.

                  8.       Indemnification.

                           (a)      GolfRounds agrees to indemnify and hold
harmless each of Koether, Van Herwarde and Galuchie (each a "Resigning Director" and collectively the "Resigning Directors") and each of the Sellers (each Resigning Director and each Seller is hereinafter referred to as an "Indemnified Party") against any and all losses, claims, damages, costs, liabilities and expenses (including, without limitation, attorneys' fees and expenses and the costs of investigation incurred by each Indemnified Party in or for any action or proceeding between such Indemnified Party and any third party or otherwise) ("Damages") to which such Indemnified Party may become subject, insofar as such Damages (or actions in respect thereof) arise or are based upon (i) any untrue statement or alleged untrue statement of a material fact relating to the New Directors or the Buyers contained in, or omission or alleged omission of a material fact relating to the New Directors or the Buyers from, the Press Release, Form 8-K or 14(f) Statement made in reliance upon and in conformity with written information that is furnished to GolfRounds by the Buyers or those acting on their behalf for inclusion in the Press Release, Form 8-K or 14(f) Statement, or (ii) any liability or claim, contingent or direct, known or unknown, matured or unmatured (including but not limited to liabilities for taxes) arising in any way from any services rendered, or action taken by, or relating to the operations of, GolfRounds commencing from the date of resignation of the Resigning Directors and thereafter.


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                           (b)      Notwithstanding the indemnification
obligations of GolfRounds set forth in subsection (a) above, from and after the date hereof for a period of six years, except for amendments or modifications required by law, GolfRounds shall not amend or modify any rights to indemnification now existing in favor of the present and former directors, officers and employees of GolfRounds provided in the Certificate of Incorporation and Bylaws of GolfRounds in a manner adverse to any such director, officer or employee, and the resignation of each Resigning Director shall not diminish the obligations of GolfRounds to indemnify each Resigning Director.

                           (c)      If any claim is asserted against any
Indemnified Party, or any Indemnified Party is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter that is subject of this indemnification, then such Indemnified Party shall give prompt written notice to GolfRounds of such claim, action or proceeding, and GolfRounds shall have the right to join in the defense of said claim, action or proceeding at GolfRound's own cost and expense and, if GolfRounds agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if such Indemnified Party is reasonably assured of GolfRounds' ability to satisfy such agreement, then at the option of such Indemnified Party, GolfRounds may take over the defense of such claim, action or proceeding, except that, in such case, the Indemnified Party being indemnified shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense.

                           (d)      The Indemnified Parties shall have no
liability to GolfRounds or the Buyers for the sale of the Purchased Shares to the Buyers except for (i) any breach of any of the Resigning Directors' and Sellers' representations, warranties and covenants or undertakings in this Agreement or the Stock Purchase Agreement and (ii) any claims relating to the accuracy or completeness of any information provided to the Buyers that is in conformity with written information contained in reports filed by GolfRounds under the Exchange Act.

                           (e)      At the Closing, the Buyers shall deliver to
the Sellers a copy of a written consent of the New Directors, effective upon the effectiveness of the New Directors' appointment as directors of GolfRounds, ratifying GolfRounds' obligations pursuant to this Section 8.

                           (f)      At the Closing, the Buyers shall deliver to
the Sellers an agreement in the form of Exhibit D hereto, signed by each of the New Directors, pursuant to which each of the New Directors shall agree to indemnify Koether, Van Herwarde and Galuchie as set forth therein.

                  9. Office Space. Koether represents that the office space presently occupied by GolfRounds at 376 Main Street, Bedminster, New Jersey is currently owned by Kent Financial Services, Inc. ("Kent"), an entity controlled by Koether. Koether agrees that GolfRounds and its directors, officers and employees shall be entitled to continue to occupy and utilize such space in the same manner as GolfRounds and its directors, officers and employees currently occupy and utilize such space until March 31, 2000, except that GolfRounds shall pay a pro rata portion of the rent and other reasonable expenses payable by Kent with respect to such space for such period. The Sellers acknowledge that such amounts have been paid by GolfRounds to Kent prior to the date hereof.



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                  10.  Representations and Warranties of the Parties.

                           (a)      Each GolfRounds Party hereby represents as
follows, and each of such representations and warranties shall be deemed to have been given as of the date hereof and as of the date of the Closing: The GolfRounds Party has full legal power to execute and deliver this Agreement and to perform his or its obligations hereunder. All acts required to be taken by the GolfRounds Party to enter into this Agreement and to carry out the transactions contemplated hereby have been, or prior to the Closing Date shall have been, properly taken; and this Agreement constitutes a legal, valid and binding obligation of such GolfRounds Party, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the GolfRounds Party in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, or require the consent of any third party or governmental authority pursuant to, (i) any provision of the certificate of incorporation or by-laws, if any, of Seller, or (ii) any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which such GolfRounds Party is a party or by which such GolfRounds Party (or any of his or its assets, properties, operations or businesses) may be bound, subject to or affected.

                           (b)      Each Buyer hereby represents as follows, and
each of such representations and warranties shall be deemed to have been given as of the date hereof and as of the date of the Closing: Buyer has full legal power to execute and deliver this Agreement and to perform his or its obligations hereunder. All acts required to be taken by Buyer to enter into this Agreement and to carry out the transactions contemplated hereby have been, or prior to the Closing Date shall have been, properly taken; and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms. The execution, delivery and perfor mance of this Agreement by Buyer in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, or require the consent of any third party or governmental authority pursuant to, (i) any provision of the certificate of incorporation or by-laws, if any, of Buyer, or (ii) any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which Buyer is a party or by which Buyer (or any of his or its assets, properties, operations or businesses) may be bound, subject to or affected.

                  11. Escrow Agent. The parties hereby agree that Escrow Agent is serving hereunder solely as a convenience to the parties to facilitate the Closing and Escrow Agent's sole obligation under this Agreement is to act with respect to the Resignations as described in Section 3 of this Agreement. Escrow Agent shall not be liable to any party hereto or any other person or entity in respect of any act or failure to act by Escrow Agent hereunder or otherwise in connection with serving as Escrow Agent unless Escrow Agent has acted in a manner constituting gross negligence or willful misconduct. Escrow Agent shall be indemnified by the parties, jointly and severally, against any claim made against it (including reasonable attorney's fees) by reason of its acting or failing to act in connection with this transaction except as a result of its gross negligence or willful misconduct. Each of the GolfRounds Parties acknowledges that Escrow Agent is serving as counsel to the Buyers in this transaction and its services as the escrow agent to facilitate the Closing shall not prevent or disqualify Escrow Agent from serving as counsel to any of the Buyers now or in the future.



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                  12.      Miscellaneous.

                           (a)      The warranties, representations, covenants
and indemnities of the parties contained in or made pursuant to this Agreement shall survive the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the parties.

                           (b)      This Agreement shall be binding upon and
inure to the benefit of each party hereto, and its respective heirs, executors, legal representatives, successors and assigns. This Agreement constitutes the entire understanding and agreement between the parties with regard to the subject matter hereof and may not be amended or modified except by a written agreement specifically referring to this Agreement signed by all the parties. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

                           (c)      This Agreement shall be governed by and
construed under the internal laws of the State of New York, disregarding any principles of conflicts of laws.

                           (d)      This Agreement may be executed in one or
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           (e)      In the event that any provision of this
Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining portion of such provision or the other provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                           (f)      Any notice required or permitted under this
Agreement shall be given in writing and shall either be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or by Federal Express next business day service with signed receipt required, if to any of the GolfRounds Parties, addressed to such party c/o GolfRounds.com, Inc., 376 Main Street, P.O. Box 74, Bedminster, New Jersey 07921, if to a Buyer, at his or its address as set forth on Schedule A, and if to the Escrow Agent, to its address set forth above, attention David Alan Miller, Esq., or to such other address as either shall have specified by notice in writing to the other, and shall be deemed duly given hereunder when so delivered. A copy of any notice to a Buyer shall be sent to David Alan Miller, Esq., Graubard Mollen & Miller, 600 Third Avenue, New York, New York 10016-2097, and a copy of any notice to a GolfRounds Party shall be sent to Guy Lander, Esq. Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022-2585.

                           (g)      The section headings are inserted only as a
matter of convenience and for reference and in no way define, limit or describe the scope or intent of any provision of this Agreement.

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                           (h)      This Agreement shall inure to the benefit of
and be binding upon the successors and assigns of the parties.

                           (i)      The failure of the Closing to occur and the
return by the Escrow Agent of all documents, monies and other things deposited with it pursuant to this Agreement and the Stock Purchase Agreement shall not act as a waiver by any party of any claims such party has against any other party for any breach of this Agreement or the Stock Purchase Agreement.

            [The remainder of this page has been left blank intentionally]


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                  IN WITNESS WHEREOF, the parties have duly executed and
delivered this Agreement as of the date first above written.


SELLERS:                                     BUYERS:


ASSET VALUE HOLDINGS, INC.                   THE RACHEL BETH HELLER 1997 TRUST
                                             DATED 7/9/97
     /s/ John W. Galuchie, Jr.                    /s/ Lawrence Kupferberg
By: _____________________________            By:_______________________________
     John W. Galuchie, Jr.                      Name:   Lawrence Kupferberg
     Treasurer                                  Title:  Trustee


BRADFORD TRADING COMPANY                     THE EVAN TODD HELLER TRUST DATED
                                             6/17/97
     /s/ Howard F. Bovers                         /s/ Lawrence Kupferberg
By:_______________________________           By:_______________________________
     Howard F. Bovers                           Name:   Lawrence Kupferberg
     President                                  Title:  Trustee

/s/ Paul O. Koether
_________________________________            MARTAN & CO.
Paul O. Koether
                                                  /s/ Michael Silvestri
                                             By:_______________________________
SHAMROCK ASSOCIATES                             Name:   Michael Silvestri
                                                Title:  President
     /s/ Paul O. Koether
By:_____________________________
     Paul O. Koether                         DONEHEW FUND LIMITED PARTNERSHIP
     General Partner                         Donehew Capital LLC, General
                                             Partner
                                                  /s/ Robert H. Donehew
                                             By:_______________________________
SUN EQUITIES CORPORATION                        Name:   Robert H. Donehew
                                                Title:  Manager, Donehew Capital
    /s/ John W. Galuchie, Jr.                            LLC, General Partner
By:_____________________________
     Name:  John W. Galuchie, Jr.            JONATHAN & NANCY GLASER FAMILY
     Title: Vice President                   TRUST DATED 12/16/98
                                                  /s/ Jonathan Glaser
/s/ Thomas K. Van Herwarde                   By:_______________________________
________________________________                Name:    Jonathan Glaser
Thomas K. Van Herwarde                          Title:   Trustee

                                             /s/ W. Robert Ramsdell
                                             __________________________________
                                             W. Robert Ramsdell

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                                             NAGELBERG FAMILY TRUST DATED
                                             9/24/97

                                                 /s/ David S. Nagelberg
                                             By:_______________________________
                                                David S. Nagelberg
                                                Trustee

                                             ESCROW AGENT:
                                             GRAUBARD MOLLEN & MILLER

                                                  /s/ David Alan Miller
                                             By: ______________________________
                                                 David Alan Miller, Partner


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                                   Schedule A

Buyers
--------

The Rachel Beth Heller 1997 Trust            Nagelberg Family Trust dated
dated 7/9/97                                 9/24/97
Lawrence Kupferberg, trustee                 David S. Nagelberg &
74 Farview Road                              Bette Nagelberg, Trustees
Tenafly, New Jersey 07670                    P.O. Box 2142
SS #: ###-##-####                            Rancho Santa Fe, California 92067
                                             Tax ID #: 12-2442177

The Evan Todd Heller 1997 Trust dated 6/17/97
Lawrence Kupferberg, trustee
74 Farview Road
Tenafly, New Jersey 07670
SS #: ###-##-####


Martan & Co.
525 Washington Blvd., 34th Floor
Jersey City, New Jersey 07310
Attn:  Eugene Whitehouse, Vice President
Tax ID#:  13-1924455


Donehew Fund Limited Partnership
Donehew capital LLC General Partner
111 Village Parkway, Building #2
Marietta, Georgia 30067
Attn: Robert H. Donehew
Tax ID #:  83-0316971


Jonathan & Nancy Glaser Family Trust dated
12/16/98
Jonathan & Nancy Ellen Glaser, Trustee
1999 Avenue of the Stars, Suite 2530
Los Angeles, California 90067
Tax ID #:  ###-##-####


W. Robert Ramsdell
474 Paseo Miramar
Pacific Palisades, California 90272
SS #:  ###-##-####




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